Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the following registration statements:

1)	Registration Statements on Form S-3 (333-159103 and 333-164476) of Vical Incorporated, and
2)	Registration Statements on Form S-8 (33-60826, 33-60824, 33-81602, 33-81600, 33-87972, 333-30181, 333-80681, 333-60293, 333-66254, 333-97019, 333-107581, 333-116951, 333-135266, 333-143885, and 333-169344) of Vical Incorporated;

of our reports dated March 15, 2012, with respect to the financial statements of Vical Incorporated, and the effectiveness of internal control over financial reporting of Vical Incorporated, included in this Annual Report (Form 10-K) of Vical Incorporated for the year ended December 31, 2011.

/s/ Ernst & Young LLP

San Diego, California

March 15, 2012